UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     February 27, 2008

VIKING SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-49636	86-0913802
(Commission File Number)	(IRS Employer Identification No.)

134 Flanders Road, Westborough, MA	01581
(Address of Principal Executive Offices)	(Zip Code)

508 366-3668

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2008, William T. Tumber was elected to the Board of Directors of Viking Systems, Inc. (the “Company”).  Mr. Tumber was appointed to serve as Chairman of the newly created Audit Committee and newly created Compensation Committee of the Board of Directors.  Mr. Tumber was granted options which may be exercised for 150,000 shares of the Company’s common stockunder the terms of the Company’s 2008 Non-Employee Directors Stock Option Plan.  These options terminate after ten years and are exercisable at $0.33 per share.

Concurrently Richard M Kipperman, appointed to the Board in October 2007, in large part due to his restructuring expertise, resigned from the Company’s Board of Directors. The Company completed a recapitalization in January 2008.

On February 27, 2008, the Company and William C. Bopp, the Company’s Chief Executive Officer and Chairman of the Board, amended Mr. Bopp’s Executive Employment Agreement, dated as of January 4, 2008, to reduce the number of options to be awarded to Mr. Bopp from 2,240,000 to 2,100,000 and to provide that such options would vest over three years, with 25% vesting immediately and 25% vesting on the first anniversary date of the grant and 6.25% vesting at the end of each calendar quarter thereafter.  On February 27, 2008, Mr. Bopp was awarded options which may be exercised for 2,100,000 shares of the Company’s common stock.  The options were granted under the Company’s 2008 Equity Incentive Plan (the “2008 Equity Plan”).  These options terminate after ten years and are exercisable at $0.33 per share.

ITEM 9.01 Financial Statements and Exhibits

Exhibit Number                                                      Exhibit Description

99.1                                           Press Release dated February 28, 2008.

99.2                                           Amendment to Executive Employment Agreement withWilliam C. Bopp dated February 27, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 29, 2008	VIKING SYSTEMS, INC.

By: /s/ Robert Mathews
Robert Mathews Chief Financial Officer